Exhibit No. 12


                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                              Years Ended December 31,
                                               --------------------------------------------------------
                                                 2001        2000        1999       1998        1997
                                               ---------   ---------   ---------   --------   ---------
Income before income taxes                       $587.6       $31.8      $412.2     $661.1      $578.5
                                               ---------   ---------   ---------   --------   ---------
Fixed Charges:
    Interest and amortization on indebtedness      53.4        81.1        79.8       64.6        64.6
    Portion of rents representative
         of the interest factor                     7.4         8.0         6.8        6.7         5.6
                                               ---------   ---------   ---------   --------   ---------
Total fixed charges                                60.8        89.1        86.6       71.3        70.2
                                               ---------   ---------   ---------   --------   ---------
Total income available for fixed charges(1)      $647.7      $118.0      $495.6     $728.9      $648.7
                                               =========   =========   =========   ========   =========
Ratio of earnings to fixed charges                 10.7         1.3         5.7       10.2         9.2
                                               =========   =========   =========   ========   =========


(1) Excludes interest capitalized, net of amortized interest, of $.7 million and $2.9 million, $3.2 million, and $3.5 million for the years ended December 31, 2001, 2000, 1999 and 1998, respectively. No interest was capitalized during 1997.